Exhibit 2.1.2

Certificate of Amendment

of

Seventh Amended and Restated Certificate of Incorporation

WorthPoint Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby adopts this Certificate of Amendment (this “Certificate of Amendment”), which amends its Seventh Amended and Restated Certificate of Incorporation (as further amended) (the “Certificate of Incorporation”), as described below, and does hereby further certify that:

FIRST: The Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the amendments to the Certificate of Incorporation described herein, and the Corporation’s stockholders duly adopted such amendments, all in accordance with the provisions of Sections 242 and 228 of the DGCL.

SECOND: Article IV.A of the Seventh Amended and Restated Certificate of Incorporation is hereby amended by and restated as follows:

A.            Authorized Capital. The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is Seventeen million (17,000,000), of which Twelve Million Fifty Three Thousand Eight Hundred Twenty-Two (12,053,822) shares shall be Common Stock, par value $0.001 per share (“Common Stock”) and Four million Nine Hundred Forty Six Thousand One Hundred Seventy-Eight (4,946,178) shares shall be preferred stock, par value $0.001 per share (“Preferred Stock”).

Effective as of the close of business, Eastern Time, on the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the “Effective Time”), each six (6) outstanding shares of the Corporation’s Common Stock, par value $0.001 per share, shall automatically and without any action on the part of the respective holders thereof be exchanged and combined into one (1) share of Common Stock, par value $0.001 per share. At the Effective Time, there shall be no change in the number of authorized shares that the Corporation shall have the authority to issue. No fractional shares shall be issued in connection with the exchange. In lieu of issuing fractional shares, the corporation shall pay cash in the amount of $1.83 per each one sixth (1/6th) of a share.

2.        At the Effective Time the number of shares of Preferred Stock that the Corporation has authority to issue is Four million Nine Hundred Forty Six Thousand One Hundred Seventy-Eight (4,946,178), divided into two series, consisting of eight hundred eighty-four thousand five hundred fifty (884,550) shares designated “Series A Preferred”, and Four Million Sixty-One Thousand Six Hundred Twenty-Eight (4,061,628) shares designated “Series A-1 Preferred”. The “Original Purchase Price” per share for each series of Preferred Stock shall be as follows:

Series of Preferred Stock	Original Purchase Price
Series A Preferred	$0.91
Series A-1 Preferred	$3.50

The Original Purchase Price shall be adjusted to reflect stock dividends, stock splits, reverse stock splits, combinations, recapitalizations and the like with respect to such shares. The Series A Preferred, and Series A-1 Preferred is collectively referred to hereinafter as the “Preferred Stock”.

THIRD: Article IV.B.4(a) of the Seventh Amended and Restated Certificate of Incorporation is hereby amended and restated as follows:

Right to Convert. Each share of each series of the Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined, with respect to each such share of Preferred Stock, by dividing (x) the applicable Original Purchase Price for such series of Preferred Stock (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations and the like with respect to such shares) by (y) the Conversion Price in effect for such series of Preferred Stock on the date the certificate is surrendered for conversion; provided, however, that if the holders of a majority of the then outstanding shares of the Preferred Stock, agree, pursuant to Subsection 4(b) below, to convert the Preferred Stock concurrent with the closing of an offering of the Company’s Common Stock which offering closes on or before September 15, 2017, the number of shares of Common Stock into which each share of Series A-1 Preferred Stock shall be converted shall be determined by (x) multiplying the applicable Original Purchase Price for such series of Preferred Stock (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations and the like with respect to such shares) by two (2) and (y) dividing the result by the Conversion Price in effect for such series of Preferred Stock on the date the certificate is surrendered for conversion. The initial “Conversion Price” per share for each series of Preferred Stock shall be the Original Purchase Price for such series of Preferred Stock; provided, however, that the Conversion Price shall be subject to adjustment as set forth in Subsection 4(d) below.

Executed this ___ day of ___________, 2016.

WORTHPOINT CORPORATION

By:
William H. SeippeL, CEO

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